Exhibit 23.6

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with the related prospectus and any amendments or supplements thereto, the “Registration Statement”), to be filed by Broadstone Net Lease, Inc. and the references to the market study prepared by Rosen Consulting Group for Broadstone Net Lease, Inc. wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Table of Contents”, “Prospectus Summary”, “Market Opportunity” and “Experts” in the Registration Statement.

Dated: August 4, 2020

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	President